Exhibit 99.3

HOVNANIAN ENTERPRISES, INC.		For Immediate Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President of Investor Relations
	732-747-7800	732-747-7800

K. HOVNANIAN ENTERPRISES, INC. COMMENCES TENDER OFFER FOR ITS 10 5/8% SENIOR SECURED NOTES DUE 2016 AND RELATED CONSENT SOLICITATION

RED BANK, NJ, September 18, 2012 — Hovnanian Enterprises, Inc. (NYSE: HOV) (the “Company”) today announced that its wholly owned subsidiary, K. Hovnanian Enterprises, Inc. (“K. Hovnanian”), intends to commence a tender offer (the “Offer”) to purchase for cash any and all of its 10 5/8% Senior Secured Notes Due 2016 (the “Notes”) upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated the date hereof (as it may be amended or supplemented from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended or supplemented from time to time, the “Letter of Transmittal” and collectively with the Statement, the “Offer Documents”).   Concurrently with the Offer, and on the terms and subject to the conditions set forth in the Statement, K. Hovnanian will solicit consents (the “Consent Solicitation”) of holders of the Notes that would eliminate most of the restrictive covenants and certain of the events of default contained in the indenture governing the Notes.

The early tender deadline is 5:00 p.m., New York City time, on October 1, 2012 (such time and date, as it may be extended, the “Early Tender Deadline”), and the Offer will expire at 12:00 midnight, New York City time, on October 16, 2012 (such time and date, as it may be extended, the “Expiration Time”), in each case unless earlier terminated by the K. Hovnanian.  Notes tendered may be withdrawn at any time at or before 5:00 p.m., New York City time, on October 1, 2012 (such time and date, as it may be extended, the “Withdrawal Deadline”) but not thereafter.

The total consideration for each $1,000 principal amount of Notes validly tendered at or before the Early Tender Deadline and purchased pursuant to the Offer will be $1,085.00.  The total consideration includes a payment of $30.00 per $1,000 principal amount of Notes payable only in respect of Notes tendered with consents at or before the Early Tender Deadline.  Holders validly tendering Notes after the Early Tender Deadline but at or before the Expiration Time will be eligible to receive only the tender offer consideration of $1,055.00 per $1,000 principal amount of Notes, namely an amount equal to the total consideration less the early tender payment.  In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date for the Notes.

K. Hovnanian has reserved the right, at any time following the Early Tender Deadline but prior to the Expiration Time (the “Early Acceptance Date”), to accept for purchase all Notes validly tendered and not validly withdrawn at or before the Early Acceptance Date.  If K. Hovnanian elects to exercise this option, K. Hovnanian will pay the total consideration or tender offer consideration, as the case may be, for the Notes accepted for purchase at the Early Acceptance Date on a date (the “Early Payment Date”) promptly following the Early Acceptance Date, which date is expected to be October 2, 2012, the expected closing date for certain public underwritten and privately placed offerings referenced below.  Also, on the Early Payment Date, if any, K. Hovnanian will pay accrued and unpaid interest to, but not including, the Early Payment Date, on Notes accepted for purchase at the Early Acceptance Date.

Subject to the terms and conditions of the Offer being satisfied or waived, K. Hovnanian will, after the Expiration Time (the “Final Acceptance Date”), accept for purchase all Notes validly tendered at or before the Expiration Time (and not validly withdrawn before the Withdrawal Deadline) (or if K. Hovnanian has exercised its early purchase option described above, all Notes validly tendered after the Early Acceptance Date and at or before the Expiration Time).  K. Hovnanian will pay the total consideration or tender offer consideration, as the case may be, for Notes accepted for purchase at the Final Acceptance Date on a date (a “Final Payment Date”) promptly following the Final Acceptance Date.  Also, on the Final Payment Date, K. Hovnanian will pay accrued and unpaid interest to, but not including, the Final Payment Date, on Notes accepted for purchase at the Final Acceptance Date.

K. Hovnanian’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver of certain conditions, which are more fully described in the Statement, including, among others, K. Hovnanian’s receipt of aggregate proceeds to fund the total consideration plus accrued and unpaid interest in respect of all Notes (regardless of the actual amount of Notes tendered) and estimated fees and expenses relating to the Offer and Consent Solicitation from certain public underwritten and privately placed offerings, on terms satisfactory to K. Hovnanian.  In no event will the information contained in this release or the Offer Documents regarding such offerings constitute an offer to sell or a solicitation of an offer to buy any securities offered thereunder.  Although K. Hovnanian is seeking consents pursuant to the Consent Solicitation, the Offer is not conditioned upon the success of the Consent Solicitation.

The depositary and information agent for the Offer and Consent Solicitation is Global Bondholder Services Corporation.  The dealer managers for the Offer and solicitation agents for the Consent Solicitation are Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC.  Persons with questions regarding the Offer or Consent Solicitation should contact Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800) 558-3745 (toll-free) or Credit Suisse Securities (USA) LLC at (212) 538-2147 (collect) or (800) 820-1653 (toll-free).

The Offer Documents will be distributed to holders of Notes promptly.  Holders who would like additional copies of the Offer Documents may call the information agent, Global Bondholder Services Corporation, toll-free at (866) 470-4200. (Banks and brokers may call collect at (212) 430-3774.)

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The Offer and the Consent Solicitation are being made only pursuant to the Offer Documents that K. Hovnanian will be distributing to holders promptly. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms and conditions of the Offer and the Consent Solicitation.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington D.C. and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes and Oster Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Forward-Looking Statements

All statements in this press release that are not historical facts should be considered as “forward-looking statements.” Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that our plans, intentions and expectations reflected in, or suggested by, such forward looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn, (2) adverse weather and other environmental conditions and man-made or natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company inorder to satisfy the financing condition for the Offer, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) the Company’s sources of liquidity, (14) changes in credit ratings, (15) availability of net operating loss carryforwards, (16) operations through joint ventures with third parties, (17) product liability litigation, warranty claims and claims made by mortgage investors, (18) successful identification and integration of acquisitions, (19) changes in tax laws affecting the after-tax costs of owning a home, (20) significant influence of the Company’s controlling stockholders, (21) geopolitical risks, terrorist acts and other acts of war, and (22) other factors described in detail in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended January 31, 2012, April 30, 2012 and July 31, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.